Exhibit 3.198

AGREEMENT OF LIMITED PARTNERSHIP

REHABILITATION HOSPITAL OF NEVADA - LAS VEGAS, L.P.

AGREEMENT OF LIMITED PARTNERSHIP dated as of October 30, 1992 by and between REHABILITATION HOSPITAL OF NEVADA-LAS VEGAS, INC. (the “General Partner”) and CMS DEVELOPMENT AND MANAGEMENT COMPANY, INC. (the “Limited Partner”), whereby it is agreed:

1. Formation. The parties hereto do hereby form a limited partnership (the “Partnership”) pursuant to the provisions of the Revised Uniform Limited Partnership Act as adopted and in force in the State of Delaware (the “Act”).

2. Name. The business of the Partnership shall be carried on under the name of Rehabilitation Hospital of Nevada-Las Vegas, L.P. or such other name or names as the General Partner may select.

3. Purposes. The purpose of the Partnership shall be to enter into a lease as lessee of, and to operate, a freestanding medical rehabilitation hospital to be located in Las Vegas, Nevada and to engage in all activities and to take whatever actions as may be incident thereto.

4. Principal Place of Business. The principal place of business of the Partnership shall be at 600 Wilson Lane, P.O. Box 715, Mechanicsburg, PA 17055 or such other place or places as the General Partner may from time to time select.

5. Term. The term of the Partnership shall be until 12:00 a.m. December 31, 2025, provided, however, that the Partnership shall be dissolved prior to such date if the General Partner dissolves the Partnership pursuant to Paragraph 10 hereof.

6. Bankruptcy; Dissolution. Upon the bankruptcy or dissolution of the General Partner, the Partnership shall be liquidated, unless other Limited Partner elects to continue the business of the Partnership as provided in the Act.

7. Capital Contribution of the Partners. The General Partner and the Limited Partner have each contributed $10.00 in cash to the capital of the Partnership on or before the date hereof, the receipt of which contributions is hereby accepted.

8. Allocation and Distribution of Operating Profits and Losses. All profits, losses, tax benefits and detriments and items of income, gain or loss shall be allocated (and distributed) to the General Partner at such times as it may determine until such time as an amendment to this Agreement is executed as provided in Paragraph 10 hereof.

9. Fiscal Year. The fiscal year of the Partnership shall be from July 1 to June 30.

10. Rights, Powers and Limitations of General Partner. The management and control of the Partnership’s business shall rest exclusively with the General Partner, who shall have all the rights and powers incident thereto as may be necessary, proper or advisable, in its discretion in order to accomplish the purposes of the Partnership.

The General Partner is hereby expressly authorized to enter into and to execute all agreements, leases, loans, documents and other instruments and to take all other action (including, without limitation, the sale of securities in the Partnership and the borrowing of money in the name of and on behalf of the Partnership) as may be necessary or appropriate to carry out the purposes of the Partnership as set forth in Paragraph 3 hereof.

The General Partner is hereby expressly authorized to amend this Agreement and to admit additional or substitute limited partners to the Partnership and, at the time of or prior to the admission of any such limited partners, to cause the preparation of an amendment to this Agreement setting forth all of the terms and provisions pursuant to which the business of the Partnership shall thereafter be carried on. In the event any additional Limited Partners are admitted to the Partnership or if the Limited Partner objects to any amendment to this Agreement made by the General Partner, the Limited Partner’s interest shall be liquidated and his original capital contribution of $10.00 shall be returned to him.

11. Activities of Limited Partner. The Limited Partner shall take no part in the conduct or control of the Partnership and shall have no right or authority to act for or bind the Partnership.

12. Limitation of Liability of the Limited Partner. The liability of the Limited Partner for debts of the Partnership and on account of claims against it shall be limited to the amount of capital that the Limited Partner has contributed under Paragraph 7 hereof.

13. Certificates. The Partners agree to execute from time to time hereafter such certificates or other documents and to affect such filings, recordings and publications and to do such other acts conforming hereto as such constitute compliance with all of the requirements for the existence of a limited partnership under the laws of the State of Delaware, and for the purpose of registering the Partnership’s name in accordance with any applicable requirement of law. The Partners also agree and obligate themselves to execute such certificates and other documents conforming hereto, and to affect such filings, recordings and publications, and to do such other acts appropriate thereto, in order to comply with the requirements of the laws of the State of Delaware, in the event of any amendments to, or the dissolution of, the Partnership.

IN WITNESS WHEREOF, the General Partner and the Limited Partner have executed this Agreement of Limited Partnership as of the date first above written.

REHABILITATION HOSPITAL OF NEVADA-LAS VEGAS, INC.

By:	/s/ [unreadable]
Its: Vice President

CMS DEVELOPMENT AND MANAGEMENT COMPANY, INC.

By:	/s/ Kenneth T. Barber
Its:

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